Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264764-01) of EIDP, Inc. of our report dated February 14, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of EIDP, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 14, 2025